Exhibit 11
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        UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                COMPUTATION OF EARNINGS PER SHARE

        (In Thousands, Except Share and Per Share Amounts)
                           (Unaudited)
                                                          Three Months
                                                         Ended March 31,
                                                     --------------------
                                                      1997          1996
                                                     ---------------------
Average number of shares outstanding (a).......      245,489       205,177

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................        2,322         1,163
                                                     -------       -------

Total average number of common and common
  equivalent shares............................      247,811       206,340
                                                    ========      ========


Income from continuing operations..............     $127,811      $107,061


Income from discontinued operations (Note 3)...           --        48,964
                                                     -------       -------

Net Income.....................................     $127,811      $156,025
                                                    ========      ========


Earnings per share:

  Income from continuing operations............     $   0.52      $   0.52

  Income from discontinued operations..........           --          0.24
                                                    --------      --------
  Net Income...................................     $   0.52      $   0.76
                                                    ========      ========

(a) The increase in the average number of shares outstanding resulted from the Corporation's issuance of approximately 38.1 million shares of UPC common stock in connection with the Southern Pacific acquisition. See Note 2 to the Condensed Consolidated Financial Statements.

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